SECURING THE WORLD'S MOST CRITICAL DATA

May 12__, 2021

David Chasteen
1750 Hayes Street
San Francisco CA 94117

Dear David,

Reference is made to a letter agreement dated October 19, 2020 which is superceded by this Letter Agreement. CipherLoc Corporation ("CipherLoc"), a dynamic company in the data encryption market, is pleased to offer you the continued opportunity to lead our exciting and diverse team as we innovate and establish polymorphic encryption as the market standard for quantum resistant data encryption.

The details of the specifics regarding your remuneration package:

1. Compensation

- $200,000 salary annually.
- A $200,000 annual bonus target based upon company growth objectives which are subject to intermediate metrics so that you are eligible to receive a bonus if objectives are partially achieved. Bonus Targets will be mutually agreed upon with the establishment of the annual operating plan.
- In addition, you will be provided with the severance and company sale bonus commitments as described in the Executive Agreement dated October 19, 2020 which shall remain in full force and effect.

2. Benefits

- You will be entitled to paid time off as company policy dictates. In addition, you will be paid for the standard company holidays.
- You will be entitled to an extensive company paid health care benefits package. CipherLoc pays for the majority of medical, vision, and dental coverage for employees and eligible dependents. Benefits will commence the first day of the month following the date of hire. You will be responsible for completing the necessary paperwork for enrollment as quickly as possible to ensure there is no lag time in coverage.

3. Position

- Your position will be Chief Executive Officer reporting directly to the Board of Directors.
- You will remain a Director of the Company.
- You will spend such time as you and the Company mutually agree is necessary conducting the business of CipherLoc.

cipherLOC
SECURING THE WORLD'S MOST CRITICAL DATA

4. Company Equity

- You will be conditionally granted restricted stock units with a value of $200,000 within 30 days of the date hereof which will annually vest over a four-year period from the date of grant. This is subject to final approval of the Company Stock Plan by Shareholders.
- You will be eligible for further restricted stock units on an annual basis as part of your annual performance review.

David, I along with the rest of the team look forward to working with you as members of an exciting and unique team of professionals, who collectively form CipherLoc, as we expand the horizons for proven mobile information systems.

If you require assistance or have any questions regarding the terms and conditions contained in the offer, please do not hesitate to call me. I would be happy to assist you.

Please sign below signifying your acceptance of the terms and conditions contained in this employment letter. This offer of employment is not to be considered an offer of permanent employment and as such your employment is always considered to be at will subject to the severance obligation in the Executive Agreement.

Yours truly,

CipherLoc Corporation

Tom Wilkinson
Chairman of the Board of Directors

Accepted:

[signature]

David Chasteen

14 May 2021

Date